U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2005

VIRAL GENETICS, INC.
(Exact name of registrant as specified in its charter)

000-26875
(Commission File No.)

Delaware	33-0814123
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1321 Mountain View Circle, Azusa, CA 91702
(Address of principal executive offices)

(626) 334-5310
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 3.02 Unregistered Sales of Equity Securities

On May 31, 2005, Viral Genetics, Inc. (the “Company”) closed the securities purchase agreement with General Global Ventures, LLC, a Delaware limited liability company (“GGV”), which was previously reported by the Company. Out of the original agreement to purchase 3,281,250 shares of common stock and 2,625,000 common stock purchase warrants at a total purchase price of $1,050,000, GGV purchased for $280,000 a total of 875,000 shares of common stock and warrants to purchase an additional 700,000 shares at a price of $0.50 per share that are exercisable for a term of two years. No additional shares or warrants of the Company will be sold under the securities purchase agreement. The Company granted GGV certain “piggy-back” registration rights to include the shares in future registration statements filed by the Company under the Securities Act of 1933.

On the occurrence of either authorization by the FDA to conduct a human clinical trial or authorization by a foreign regulatory agency permitting a human clinical trial in the Caribbean, Central America (including Mexico), and South America, the securities purchase agreement grants to GGV the option of investing in any business entity formed by the Company for distribution of the Company’s product, VGV-1, in the Caribbean, Central America (including Mexico), and South America.

The foregoing securities were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933. GGV represented that it is an “accredited” investor within the meaning of Rule 501 adopted under the Securities Act of 1933.

In April 2005, the Company issued 199,000 shares to two consultants for exercise of options for cash of $1,990 and services valued at $51,020; and 100,000 shares for services valued at $22,000. In May 2005, the Company issued 197,200 shares to two consultants and an equipment vendor for exercise of options for cash of $1,972 and services valued at $51,272. The foregoing securities were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 on the basis of the pre-existing relationship of these persons with the Company and their sophistication.

In May 2005, the Company entered into an employment agreement with Monica Ord pursuant to which she is engaged as the Company’s Senior Vice President of Corporate Development and Communications. Under the terms of the agreement Ms. Ord was granted an option to purchase 800,000 shares of the Company’s common stock at an exercise price of $0.01 per share. The number of option shares that may be purchased vest in equal installments of 100,000 shares for each three months of service beginning with the first three-month period of service that ends July 31, 2005. The foregoing options were issued, and the common stock underlying the options will be issued, in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 on the basis of the pre-existing relationship of this person with the Company, her employment as an executive officer, and her sophistication.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

ArthurJ. Ammann, M.D., was appointed to the Board of Directors of the Company on May 25, 2005. There are no arrangements or understandings between Dr. Ammann and the Company or any other person pursuant to which he was selected as a director. Dr. Ammann has not been appointed to serve on any committee of the Board and no such appointment is contemplated at this time.

Dr. S Ammann has served since October 1999 as the President of Global Strategies for HIV, an organization located in San Rafael, California that directs and organizes international programs for HIV prevention, including, education and training programs for approximately 41 clinics and hospitals in 15 countries. Since September 1998 Dr. Ammann has served as the Chairman of International Conferences: Global Strategies for Prevention of HIV Transmission, which organized international conferences in 1997, 1999, and 2001 on HIV education and training. From July 1985 to the present he has served as a Professor of Pediatric Immunology at the University of California San Francisco. Dr. Ammann earned his Bachelor of Science degree in biology from Wheaton College (1958) and a doctor of medicine degree from New Jersey College of Medicine (1962). He received residency training from the department of pediatrics at the University of California, San Francisco; and completed fellowship training in immunology at both the University of Minnesota Medical Center and the University of Wisconsin Medical Center.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAL GENETICS, INC.

Dated: May 31, 2005	By:	/s/ Haig Keledjian
Haig Keledjian, President